Exhibit 99.1

Contact: DCB Financial Corp	For Immediate Release
Ronald J. Seiffert, President and CEO	October 23, 2013
(740) 657-7000

DCB FINANCIAL CORP ANNOUNCES THIRD QUARTER 2013 RESULTS

LEWIS CENTER, Ohio, October 23, 2013 — DCB Financial Corp (the “Company”), (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced a net loss of $127,000 for the three months ended September 30, 2013, compared to net income of $306,000 for the same period in 2012. The loss is attributable in large part to salaries and incentive compensation for new business development professionals added over the past year in support of the Company’s growth objectives, as well as to expenses related to the continuing efforts to further reduce the level of criticized and classified assets.

The Company reported net income for the nine months ended September 30, 2013 of $171,000, compared to net income of $748,000 in the prior year period. Results for the year-to-date period were favorably impacted by continued loan growth and improved credit quality. Net loans increased 13.3% on an annualized basis during the first nine months of 2013, while over the same period, $890,000 was released from the allowance for loan losses due to net recoveries of $480,000 along with continuing improvement in various asset quality metrics. These positive factors offset the effect of lower net interest income and higher non-interest expenses during the period.

“Trends in loan growth, net interest income and credit quality remained positive in the third quarter as we continue to focus our efforts on prudent asset growth,” noted Ronald J. Seiffert, President and Chief Executive Officer. “The investments we’ve made in business development positions over the past year position us to better leverage our strong capital and ample liquidity positions, as we seek to grow our balance sheet and maximize the earnings potential of our company.”

DCB Financial Corp

Summarized Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
(In thousands, as of)	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012

ASSETS
Cash and cash equivalents	$34,782	$38,300	$54,283	$63,307	$48,157
Investment securities	81,071	87,499	85,405	88,346	88,727
Loans receivable, net	351,819	339,134	322,057	310,623	314,087
Other assets	39,150	40,224	42,918	44,216	43,228
Total Assets	$506,822	$505,157	$504,663	$506,492	$494,199

LIABILITIES
Non-interest bearing deposits	$103,762	$96,875	$90,553	$95,847	$98,628
Interest bearing deposits	347,303	349,313	356,736	352,443	340,909
FHLB advances	5,140	5,760	6,384	7,498	16,689
Other liabilities	2,138	3,980	2,414	2,315	2,220
Total liabilities	458,343	455,928	456,087	458,103	458,446
Total Stockholders' Equity	48,479	49,229	48,576	48,389	35,753
Total Liabilities & Stockholders' Equity	$506,822	$505,157	$504,663	$506,492	$494,199

Summarized Statements of Operations
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
	(for the three months ended, in thousands, except per share data)

Interest income	$4,316	$4,245	$4,146	$4,505	$4,579
Interest expense	425	494	530	605	743
Net interest income	3,891	3,751	3,616	3,900	3,836
Provision for loan loss	-	(240)	(650)	(300)	65
Net interest income after provision
for loan losses	3,891	3,991	4,266	4,200	3,771
Non-interest income	1,192	1,351	1,308	944	1,158
Non-interest expense	5,230	5,440	5,456	5,203	4,750
Income before tax provision (benefit)	(147)	(98)	118	(59)	179
Income tax provision (benefit)	(20)	(254)	(24)	87	(127)
Net Income (Loss)	$(127)	$156	$142	$(146)	$306
Basic and diluted earnings (loss) per share	$(0.02)	$0.02	$0.02	$(0.03)	$0.08

Summary of Key Ratios
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
Performance Ratios:
Return on average assets (1)	-0.10%	0.12%	0.11%	-0.12%	0.24%
Return on average equity (1)	-1.04%	1.30%	1.17%	-1.65%	3.48%
Net interest margin (2)	3.46%	3.11%	3.11%	3.34%	3.33%
Noninterest expense to average assets (1)	4.12%	4.31%	4.32%	4.17%	3.79%
Efficiency ratio (3)	102.89%	106.62%	110.80%	107.41%	95.11%
Average interest-earning assets to
average interest-bearing liabilities	116.81%	130.52%	128.27%	128.58%	127.59%
Average equity to average assets	9.63%	9.50%	9.58%	7.10%	7.02%

Asset Quality Ratios:
Nonaccrual loans as a percent of total loans	1.55%	1.65%	1.65%	1.68%	1.70%
Allowance for loan losses as a percent
of total loans	1.81%	1.88%	2.06%	2.17%	2.53%
Allowance for loan losses as a percent
of nonaccrual loans	116.57%	114.13%	124.23%	129.08%	149.04%
Net charge-offs to average outstanding
loans during the period (1)	0.04%	0.02%	-0.68%	0.13%	0.09%
Criticized and classified assets to tangible
capital and ALLL	54.04%	55.80%	68.10%	72.50%	101.10%
Texas ratio (4)	14.41%	15.48%	16.44%	21.81%	24.18%

(1)	Quarterly income and expense amounts used in ratio have been annualized.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents other expense divided by the sum of net interest income and other income
(4)	The sum of nonperforming assets divided by the sum of tangible capital and allowance for loan loss.

For the three months ended September 30, 2013

Net Interest Income

Net interest income of $3.9 million for the three months ended September 30, 2013 is a slight increase from $3.8 million for the same quarter in the prior year. This change is attributed to the increase in interest-earning assets, specifically loan balances year-over-year increased $37.7 million, and a decline in FHLB borrowings year-over-year of $11.5 million, partially offset by the effect of the current low interest rate environment on new and refinanced loans, along with the effect of payoffs of $20 million in higher yielding criticized and classified loans. The decline in interest expense is a result of utilizing excess cash to take advantage of early repayments of FHLB borrowings and the impact of the decline in market rates on the cost of interest-bearing deposits.

Provision for loan losses

There was no provision for loan losses for the three months ended September 30, 2013 due to continued improvement in the quality of the Company’s loan portfolio. The provision for loan losses was $65,000 in the prior year quarter.

Noninterest Income

Total noninterest income for the quarter was unchanged at $1.2 million, when compared to the prior year quarter. An increase in fee income from Wealth Management of $168,000 was substantially offset by a decline in service charges of $175,000. The increase in Wealth Management fees is a result of additional business development officers that were added at the end of 2012. The decline in service charges is the result of lower fee-based transaction volume due to changes in customer deposit account utilization as well as regulatory changes relating to the manner in which financial institutions administer fee-based services, and to a decline in fees collected on referrals of mortgage loans as the Bank has retained most originated mortgage loans in portfolio in the current year.

Noninterest Expense

Total noninterest expense of $5.2 million for the third quarter represents an increase of $480,000, or 10.1%, from the prior year quarter. The increase in operating expense is attributed to an increase in salary and benefits and professional expenses, offset by a decline in FDIC deposit insurance premiums that resulted from improvement over the past nine months in the Company’s overall operating performance and capital position. The increase in salary and benefits is driven by the previously mentioned addition of new business development officers, which has contributed to higher wealth management income and growth in loans and net interest income in the current quarter. The increase in professional expenses primarily relates to expenses related to the workout and disposition of criticized and classified assets.

For the nine months ended September 30, 2013

DCB Financial Corp

Summarized Statement of Operations
	For the nine months ended September 30,
	2013	2012

Net interest income	11,258	11,710
Provision for loan loss	(890)	795
Net interest income after provision
for loan losses	12,148	10,915
Non-interest income	3,851	4,080
Non-interest expense	16,126	14,403
Income before tax provision (benefit)	(127)	592
Income tax provision (benefit)	(298)	(156)
Net Income (Loss)	$171	$748
Basic and diluted earnings (loss) per share	$0.02	$0.20

Net Interest Income

Net interest income of $11.3 million for the nine months ended September 30, 2013 is a decrease from $11.7 million in the prior year. This change is attributed to a year-over-year decline in yields on interest earning assets, primarily loans. The average yield on loans was 5.01% for the nine months ended September 30, 2012 compared to 4.42% for the current year, which was partially offset by a decline in costs of interest-bearing deposits from 0.64% to 0.28% for the same period. The decline in loan yield is primarily a result of the previously mentioned change in interest rates. Deposit levels have remained relatively unchanged for the same period while higher costing time deposits have matured and moved into savings and money market accounts.

Provision for loan losses

For the nine months ended September 30, 2013, $890,000 in income was recognized in the provision for loan losses, compared to expense of $795,000 for the same period in 2012. This release from the allowance is primarily attributable to net recoveries during the year of $480,000, and continued improvement in the quality of the Company’s loan portfolio.

Noninterest Income

Total noninterest income for the nine months ended September 30, 2013 was $3.9 million, a decrease of 5.6% from the $4.1 million recognized in the prior year. A decline of $150,000 is associated with fees charged to deposit customers for the same reasons noted previously. This is partially offset by a $256,000 increase in fee income from Wealth Management as a result of additional business development officers that were added at the end of 2012. Income in the prior year period included gains from sales of loans and investments, net of losses and writedowns of other real estate owned (“OREO”).

Noninterest Expense

The total noninterest expense of $16.1 million for the nine months ended September 30, 2013 represents an increase of $1.7 million, or 12.0%, from the prior year. The increase in noninterest expense is attributable to higher salary and benefits, and professional expenses, which were partially offset by a decline in Federal Deposit Insurance Corporation (FDIC) premiums, for the reasons noted previously.

Analysis of Selected Financial Condition

The Company’s assets totaled $506.8 million at September 30, 2013, compared to $506.5 million at December 31, 2012. Loans receivable, net, totaled $351.8 million at the end of the third quarter, which was an increase of $12.7 million (14.9% annualized growth) from the end of the second quarter and $41.2 million (13.3% annualized growth) from the end of 2012. Residential mortgages increased $9.9 million and $21.2 million in the quarter and year-to-date periods, respectively, as the result of the Company’s decision to retain more of its originations in portfolio. Consumer loans increased $2.9 million and $10.5 million in the quarter and year-to-date periods, respectively, as the result of additions to the Company’s lending staff over the past year along with enhancements to its incentive compensation and loan referral programs. Commercial and industrial loans and commercial real estate loans decreased $186,000 in the third quarter but increased $8.9 million in the year-to-date period, as the result of new positions added to our commercial lending group over the past year and enhanced business development initiatives and client prospecting. Payoffs of criticized and classified loans in the third quarter of $2.0 million contributed to the decline in the commercial portfolios in the third quarter. The growth in the loan portfolio was funded primarily through cash and proceeds from repayments of investment securities.

Deposits remained relatively unchanged from December 31, 2012, increasing 0.6%. Stockholders’ equity increased slightly, with the addition of net income of $171,000 for the year being partially offset by an increase in unrealized loss on securities of $81,000.

Business of DCB Financial Corp

DCB Financial Corp is a financial holding company formed under the laws of the State of Ohio. The Company is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 14 branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services.

Forward-Looking Statements

Certain statements in this report constitute “forward-looking statements”. Such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Company and its wholly-owned subsidiary The Delaware County Bank & Trust Company. Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Company or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Company and are based on information currently available to the management of the Company and the Bank and upon current expectations, estimates, and projections about the Company and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Company with the Securities and Exchange Commission.

The Company does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.